UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2017

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2017, CytoDyn Inc. (the “Company”) entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “Investors”) for the sale by the Company of 5,670,661 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $0.75 per share in a registered direct offering. The investors in this offering also received warrants to purchase 2,835,323 shares of Common Stock (the “Warrants”). The aggregate gross proceeds for the sale of the Common Shares and Warrants will be approximately $4.25 million. Subject to certain ownership limitations, the Warrants will be exercisable commencing on the issuance date at an exercise price equal to $1.00 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants are exercisable for five years from the date of issuance. The closing of the sales of these securities under the Subscription Agreements is expected to occur on or about February 28, 2017.

Paulson Investment Company, LLC (the “Placement Agent”), acted as the exclusive placement agent in connection with the offering.

The net proceeds to the Company from the transactions, after deducting the placement agent’s fees and expenses (not including the Placement Agent Warrants, as defined below), the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $3.82 million. The Company intends to use the net proceeds from the transactions to fund clinical trials for its lead product candidate and for general corporate purposes.

The securities sold in the offering were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2016 and subsequently declared effective on September 9, 2016 (File No. 333-213349) (the “Registration Statement”), and the base prospectus dated as of September 9, 2016 contained therein. The Company will file a prospectus supplement with the SEC in connection with the sale of the securities.

The representations, warranties and covenants contained in the Subscription Agreements were made solely for the benefit of the parties to the Subscription Agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Subscription Agreements and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the form of Subscription Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Subscription Agreements, which subsequent information may or may not be fully reflected in public disclosures.

Pursuant to the Placement Agent Agreement, dated as of January 11, 2017, as amended as of January 30, 2017, (the “Placement Agent Agreement”) with the Placement Agent, the Company has agreed to pay Placement Agent an aggregate fee equal to 9% of the gross proceeds received by the Company from the sale of the securities in the transactions. Pursuant to the Placement Agent Agreement, the Company also agreed to grant to the Placement Agent or its designees warrants to purchase up to 8% of the aggregate number of shares sold in the transactions at an exercise price equal to 110% of the price of the common stock sold in the offering or $0.825 per share (the “Placement Agent Warrants”). The Placement Agent Agreement has indemnity and other customary provisions for transactions of this nature. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. A copy of the Placement Agent Agreement, as amended, was previously filed as Exhibits 10.2 and 10.3 to the Current Report on Form 8-K filed January 31, 2017 and is incorporated herein by reference.

The forms of the Subscription Agreement and the Warrant are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

The legal opinion and consent of Lowenstein Sandler LLP relating to the securities is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

See Item 1.01 with respect to the Placement Agent Warrants.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	4.1	Form of Warrant Agreement of CytoDyn Inc.

	5.1	Opinion of Lowenstein Sandler LLP

	10.1	Form of Subscription Agreement

	23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP as Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

February 28, 2017	By:	/s/ Michael D. Mulholland
	Name:	Michael D. Mulholland
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description.

4.1	Form of Warrant Agreement of CytoDyn Inc.

5.1	Opinion of Lowenstein Sandler LLP

10.1	Form of Subscription Agreement

23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP as Exhibit 5.1)